CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
OMA Enterprises Corp.

We hereby consent to the inclusion in the Form 10 Registration Statement of our report dated April 29, 2008 with respect to our audit of the financial statements of OMA Enterprises Corp. (A Development Stage Company) as of March 31, 2008 and for the period from Inception (February 6, 2008) to March 31, 2008.

FRUMKIN, LUKIN & ZAIDMAN CPAs’, P.C.
Rockville Centre, New York
July 18, 2008